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                                                                    EXHIBIT 99.1

SOURCE: TriPath Imaging, Inc.

TRIPATH FINALIZES AGREEMENT ON FINANCIAL INVESTMENT

BURLINGTON, N.C., Oct. 2 /PRNewswire/ --

TriPath Imaging, Inc. (Nasdaq: TPTH - NEWS; "TriPath" or "the Company") today announced that it has signed an agreement with Roche pursuant to which a wholly owned subsidiary of Roche will make a financial investment of over $40,000,000 in TriPath common stock. The closing is subject to expiration or termination of the waiting period under the Hart-Scott-Rodino Antirust Improvements Act and certain other conditions.

Dr. Paul R. Sohmer, President and Chief Executive Officer of TriPath commented, "This is a major milestone for TriPath. The investment by Roche will enable us to decisively expand our marketing and sales efforts and will accelerate our product development and research activities."

Under the agreement, Roche will purchase 5,000,000 shares of TriPath common stock for $8.00 per share. In addition, Roche will purchase, for $3,000,000, warrants to acquire an additional 5,000,000 shares of TriPath common stock over a 36-month period at exercise prices ranging from $10.00 to $15.00 per share. Following the transaction Roche will own approximately 24% of TriPath's common stock which includes approximately 3,000,000 shares already owned by Roche Image Analysis Systems. If all warrants are exercised, Roche will own approximately 34% of TriPath's common stock. Under the agreement, Roche may not sell any of the shares acquired in this transaction for one year, and after that, it can sell those shares subject to certain price per share benchmarks. TriPath has granted Roche rights to register shares with the SEC for resale and has agreed for Roche to have the right to nominate a representative to its Board of Directors.

Dr. James B. Powell, the recently retired Chief Executive Officer of TriPath stated, "I have enjoyed working with Dr. Sohmer on gaining the additional support from Roche. I have had a long association with Roche interests and they will be -- as in the past -- an outstanding financial partner. My tenure at the Company is complete now that this agreement is finalized."

Dr. Powell retired from TriPath's Board on Friday, September 29, 2000. Dr. Sohmer will replace Dr. Powell as Chairman in addition to his duties as President and Chief Executive Officer at TriPath.

TriPath Imaging develops, manufactures and markets products to improve cancer screening. Improved slide preparation technology is delivered through the AutoCyte PREP System(TM), a proprietary automated thin-layer cytology sample preparation system that produces specimen slides with a homogeneous, thin-layer of cervical cells, and is one of only two sample preparation systems approved by the FDA as a replacement for the conventional Pap smear. TriPath delivers visual intelligence technology to increase accuracy and productivity in medical

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testing through the AutoPap(R) Primary Screening System, which utilizes proprietary technology to distinguish between normal Pap smears and those that have the highest likelihood of abnormality. In May 1998, AutoPap was approved by the U.S. Food and Drug Administration as the first and only fully automated device for primary screening of Pap smear slides.

Headquartered in Basel, Switzerland, Roche is one of the world's leading research-oriented healthcare groups in the fields of pharmaceuticals, diagnostics and vitamins. Roche's innovative products and services address prevention, diagnosis and treatment of diseases, thus enhancing people's well-being and quality of life. The above refers however, to a pure financial investment.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release which are not strictly historical statements constitute forward-looking statements which involve risks and uncertainties including, without limitation, risks associated with uncertainties regarding FDA approval, uncertainties regarding market acceptance and additional cost, risks associated with technological change, the Company's history of operating losses and the uncertainty of future profitability, dependence on a limited number of products, dependence on third-party reimbursement, limited marketing and sales experience, limited number of customers and lengthy sales cycle, risks of adverse changes in general economic conditions, and in the healthcare industry specific risks associated with competition and competitive pricing pressures, and other risks detailed in the Company's filings with the Securities and Exchange Commission.

Contact: Dr. Paul R. Sohmer, President & Chief Executive Officer, or James D. Everhart, Director of Finance and Treasurer, TriPath Imaging, Inc., (336) 222-9707

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SOURCE: TriPath Imaging, Inc.